EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces a 33 Percent Increase in Quarterly Cash Dividend

NORFOLK, Va., July 19, 2007 (PRIME NEWSWIRE) -- The directors of Commonwealth Bankshares, Inc. (Nasdaq:CWBS) approved an increase in the quarterly cash dividend from $0.06 to $0.08 per share, an increase of 33.3%. The dividend is payable August 31, 2007, to shareholders of record as of August 20, 2007. This is the third quarterly dividend declared in 2007 for a year to date total of $0.20 per share. Total dividends paid in 2006 were $0.1991 per share, up 14.7% from the total dividends of $0.1736 per share paid in 2005. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

The Directors increased the quarterly dividend in consideration of the Company's record earnings achieved this year. The annualized dividends for 2007 of $0.28 per share represent an increase of 40.6% over the $0.1991 total dividends paid in 2006. Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and CEO of the Company, commented, "We are extremely pleased with our continued strong financial performance this year and are proud and excited to share our record performance with our shareholders. We are equally pleased to announce that as a result of our continued strong performance, Sandler O'Neill, a leading full service brokerage and investment banking firm, just named our Company one of the 24 banks and thrifts to be included in the 2007 Sandler O'Neill Sm-All Stars. All 610 publicly traded banks and thrifts with a market cap of less than $2 billion were included in their evaluation to identify the small-cap depository institutions that are the top performing in the nation. We are proud to say, this is the second year in a row we were included in this exclusive fraternity. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and continued success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

Holders of stock may have their quarterly dividends automatically reinvested in additional shares of the Company's common stock by utilizing the Dividend Reinvestment Plan. Shares of common stock purchased through the Dividend Reinvestment Plan with reinvested dividends will be 95% of the market price.

Shareholders participating in the Stock Purchase Plan may also make voluntary cash contributions not to exceed $20,000 per quarter. These shares are issued at market value, without incurring brokerage commissions. In addition, shareholders also have the option of having their cash dividends deposited directly into an account with Bank of the Commonwealth.

Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has sixteen bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program, and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage and investment related services through its subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities and Insurance Products are: not insured by FDIC or any Federal Government Agency; May Lose Value; Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board, President
           and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177,
          Norfolk, Virginia 23501